Exhibit 99.1

ADVO RESPONDS TO VALASSIS’ MERITLESS CLAIMS

WINDSOR, CT – September 1, 2006 – ADVO, Inc. (NYSE: AD) today made the following statement in response to the misrepresentations and allegations Valassis (NYSE: VCI) made in the lawsuit it filed against ADVO in the Delaware Chancery Court:

“Having reviewed the Valassis lawsuit seeking to rescind its agreement to acquire our company for $37 per share, ADVO reiterates that Valassis’ claims are nothing more than a case of ‘buyer’s remorse’ arising from the negative reaction by Valassis’ stockholders and analysts to the announcement of the transaction, and perhaps exacerbated by Valassis’ own continuing financial weakness. The lawsuit appears to be a tactic designed to pressure ADVO to agree to a price lower than the parties’ binding agreement requires.

Valassis’ complaint makes a series of unfounded charges that impugn the integrity of management and strength of ADVO’s business. ADVO rejects Valassis’ claims as having no legal merit and stands by the financial disclosures and the certifications of the company’s principal executive and principal financial officers, set forth in the company’s most recent Form 10-Q filed on August 10, 2006. ADVO’s certifying officers concluded that the company’s controls and procedures were effective, as of the close of the period covered by such Form 10-Q, to ensure that the information required to be disclosed by the company in reports it files under the federal securities laws is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

ADVO remains committed to the transactions contemplated by the binding merger agreement, and will vigorously defend itself against Valassis’ claims.”

Following is a copy of the letter that S. Scott Harding, ADVO’s Chief Executive Officer, and John Mahoney, Chairman of the ADVO Board of Directors, sent to the Valassis Board of Directors on August 29, 2006. The letter was sent after an in-person meeting on August 28, 2006 that was requested by Valassis.

On the afternoon of August 30, 2006, Valassis and its representatives called ADVO and its representatives to advise them that the Valassis Board had approved commencing litigation against ADVO later that afternoon unless ADVO would agree within one hour to two demands: (1) to provide Valassis with full and unfettered access to all ADVO personnel and documents, and (2) to enter into good faith negotiations regarding the purchase price for the ADVO shares in the merger. This was the first time that Valassis had proposed renegotiating the purchase price set forth in the definitive merger agreement, and ADVO’s Board of Directors promptly rejected those demands since Valassis remains obligated to acquire ADVO at the $37 per share price that Valassis agreed to pay when it signed the definitive merger agreement last month.

August 29, 2006

Valassis Communications, Inc. Board of Directors

19975 Victor Parkway

Livonia, MI 48152

Attention: Barry P. Hoffman

                    Secretary to the Board of Directors

Ladies and Gentlemen:

We met yesterday at Valassis’ request with Messrs. Schultz and Recchia, who advised us that, “based on where things stand today and what we now know, we cannot advise our Board of Directors to move forward” with the definitive merger agreement with ADVO. Messrs. Schultz and Recchia reiterated their demand for ADVO to provide “full and unfettered access” to all ADVO personnel and documents in order for the forensic accounting firm retained by Valassis to conduct a full-scale investigation of ADVO’s recent and projected financials, as well as the information made available by ADVO to Valassis prior to the execution of the merger agreement. Valassis’ recent actions and statements have raised substantial doubts in our minds as to whether Valassis intends to close the transaction on September 15, 2006, as required by the merger agreement (assuming ADVO stockholders approve the merger at the special stockholders meeting on September 13, 2006).

We are deeply troubled by the position Valassis management is taking. It appears that Valassis is suffering from a severe case of “buyer’s remorse,” arising from the negative reaction by Valassis’ stockholders and analysts to the announcement of the transaction, and perhaps exacerbated by Valassis’ own continuing financial weakness and an increasing interest rate environment that is making its acquisition financing costs more expensive than Valassis expected. We are concerned that Valassis’ motives in retaining a forensic accounting team, and its demands regarding unfettered access, are for the primary purpose of delaying the closing of the merger while it seeks to develop a rationale to back out of its merger agreement. However, regardless of Valassis’ intentions in making its demands, there is no legal basis whatsoever for Valassis not to move forward with the definitive merger agreement:

•	The access rights under Section 5.02 of the merger agreement are for “reasonable access” to information concerning ADVO’s business as Valassis “may reasonably request,” provided, among other things, that such access does not “unreasonably disrupt” ADVO’s operations. Over the course of the last month, since ADVO advised Valassis of its third quarter financial results, ADVO has provided substantial documentation and access to Valassis and its representatives, including a two-day meeting with Valassis’s management and Deloitte on August 7 and 8 at which ADVO responded to all of Valassis’s inquiries. ADVO stands ready to continue to provide “reasonable access” to Valassis that does not “unreasonably disrupt” ADVO’s operations, but “reasonable access” is not “full and unfettered access,” as Valassis has been demanding.

•	While Valassis management has cited concerns regarding changes in ADVO’s financial results for April and May 2006, the merger agreement contains no representations and warranties regarding any financial information for periods after March 25, 2006 –– the date of ADVO’s most recent financial statements filed with the SEC before the execution of the Merger Agreement on July 5. ADVO made representations and warranties with respect to the financial statements it had filed with the SEC prior to July 5, but Valassis has made no claim that any of these SEC filings contained any untrue statements of material fact.

•	Valassis has also raised concerns with respect to ADVO’s Q3 and Q4 2006 forecasts. But the Merger Agreement contains no representations or warranties with respect to any forecasts, including Q3 and Q4. While it is true that ADVO did represent and warrant that there had been no “Material Adverse Change” between March 25, 2006 and July 5, 2006, that representation and warranty is plainly true:

•

First, as a contractual matter, the definition of “Material Adverse Change” in the merger agreement is very limited, and excludes any effects or changes arising out of or relating to five separate categories of carve-outs including, for example, “changes affecting generally the industries in which [ADVO] or its Subsidiaries conduct business, as long as such changes do not substantially disproportionately affect [ADVO].” As we noted in our letter to you of August 4, 2006, other companies in ADVO’s industry, including Valassis, Harte-Hanks and a number of newspaper companies, had significantly disappointing financial results in the second calendar quarter of 2006 – which is the only period covered by ADVO’s representation with respect to the absence of a Material Adverse Change. Indeed, Mr. Schultz stated in Valassis’ press release on July 27, 2006 that “The first half of 2006 has been disappointing for our business and the industry in general.” (emphasis added)

•	Second, as a legal matter, we are advised that Delaware law is clear that there is no Material Adverse Change “unless the company has suffered a [change] in its business or results of operations that is consequential to the company’s earnings power over a commercially reasonable period, which . . . would be measured in years rather than months.” In re IBP Shareholders Litig., 789 A.2d 14, 67 (Del. Ch. 2001). That case also held that a Material Adverse Change must result from “the occurrence of unknown events that substantially threaten the overall earnings potential of the target in a durationally-significant manner.” No such “durationally-significant” change has occurred at ADVO.

•	Mr. Schultz also referenced yesterday a few developments in our business since the merger agreement was signed that could have a somewhat negative effect on our future results. We expect that Valassis is raising these issues in the context of the separate condition to your obligation to close the merger that, since July 5, 2006, there has not been a Material Adverse Change. However, this argument is subject to the same contractual and legal hurdles in trying to prove the occurrence of a Material Adverse Change that are discussed above, as well as the effect of other, positive developments that have occurred since July 5, 2006, including favorable discussions regarding additional newspaper alliances and the California court decision in the Sumuel case.

•	We categorically reject Mr. Schultz’s allusions yesterday to the possibility of fraud with respect to information ADVO provided to Valassis prior to the execution of the merger agreement. But even if there were any basis to such allegations –– and Mr. Schultz did not provide any –– Valassis repeatedly and expressly acknowledged that ADVO was disclaiming any representations with respect to such information, and that ADVO would have no liability with respect to Valassis’ use or reliance on such information:

•	In November 2005, Valassis and ADVO entered into a Mutual Non-Disclosure Agreement, in which Valassis acknowledged that the due diligence information to be provided by ADVO was “delivered ‘as is,’ and all representations or warranties, whether express or implied, . . . are hereby disclaimed.”

•	Thereafter, upon accessing ADVO’s electronic data room, each representative of Valassis was required to expressly confirm his or her agreement with several “Conditions of Access,” including the understanding that ADVO was “making no representations or warranties, express or implied, as to the accuracy or completeness of the information, and that [ADVO] will have no liability with respect to any use or reliance upon any of the information.”

•

We have been advised that, under Delaware law, language of the sort contained in the Mutual Non-Disclosure Agreement and “Conditions of Access” precludes a buyer from asserting that a seller’s misrepresentations –– whether innocent, negligent or even fraudulent –– induced the seller into entering into the contract. For example, in Great Lakes Chemical Corp. v. Pharmacia Corp., 788 A.2d 544 (Del. Ch. 2001), the buyer of a pharmaceuticals business claimed that the seller had fraudulently induced it to enter into their contract. The contract provided, however, that the seller would not be “subject to any liability to the Buyer . . . resulting from the distribution to the Buyer or the Buyer’s use of . . . any information, document, or material made available to the Buyer in certain ‘data rooms’” and that the seller made no “representation or warranty as to the accuracy or completeness of the information” provided to the buyer. Id. at 552. Based on this language, the court concluded that the buyer “was not entitled to justifiably rely on the [seller’s] statements,” and dismissed the buyer’s claims for rescission and damages based on fraudulent inducement. Id. at 556 at n.34. See also Abry Partners V, L.P. v. F&W Acquisition LLC, 891 A.2d 1032, 1057 (Del. Ch. 2006) (“A party cannot promise . . . that it will not rely on promises and representations outside of the agreement and then shirk its own bargain in favor of a ‘but we did rely on those other representations’ fraudulent inducement claim.”) (citing many cases); In re IBP, 789 A.2d at 32, 73 &n. 180, 76 (where confidentiality agreement recited that seller made no representation or warranty as to the accuracy or completeness of due diligence material and that seller would have no liability resulting from buyer’s use of such material, claims for rescission of subsequent merger agreement based on alleged fraudulent inducement were barred).

•	Putting to one side the fact that Valassis is contractually precluded from asserting any claim of fraudulent inducement here, none of the purportedly misrepresented facts were “material.” Thus, ADVO provided Valassis with unaudited financial results for April and May 2006 that, it turned out, understated postage and distribution expense by approximately $1.5 million, and printing and paper expense by approximately $1.0 million, for that two month period. Given that ADVO’s annual postage and distribution expense is approximately $700 million, and that its annual printing and paper expense is approximately $180 million, the amount of the combined understatement of $2.5 million for this two-month period – less than 0.3% of the annual expenses for such items – is plainly immaterial “in light of the size and nature of [this $1.3 billion] transaction.” Allegheny Energy, Inc. v. DQE, Inc., 74 F. Supp. 2d 482, 518 (E.D. Pa. 1999). See also In re IBP, 789 A.2d at 68 (“A short-term hiccup in earnings should not suffice”; materiality must be “viewed from the longer-term perspective of a reasonable acquiror”). And, as to the claim that ADVO provided misleading forecasts, we are advised that the failure to achieve forecasts that were believed to be based on reasonable assumptions when made is not grounds for rescission. See In re IBP, 789 A.2d at 74.

•	In addition, the $2.5 million in April-June 2006 intra-quarter accounting adjustments referred to above were caused by ADVO’s transition to its new, $70 million, Oracle-based software system, known as SDR. SDR went live at the beginning of April, 2006. Large IT projects such as SDR are well-known for their complexity and go-live implementation challenges. ADVO intentionally scheduled SDR’s implementation for the beginning of the April-June fiscal quarter, so it could detect and correct any adjustments through its internal control process as part of its quarter-end closing. The SDR implementation process was fully disclosed to Valassis during due diligence. In fact, as Valassis knows, ADVO did not close its April monthly financial period until June due to SDR-related issues.

•

Finally, Valassis’ management’s private concerns expressed to us regarding ADVO’s future prospects are directly contrary to its public statements extolling the benefits of the business combination, even after ADVO had advised Valassis of its third quarter results. As Mr. Schultz said in the Valassis earnings call on July 27, 2006:

“The combination provides unparalleled reach and scale for our customers and gives them the ability to see the needle move from a sales perspective. We clearly believe that the Valassis customer base will extend the reach of their current advertising campaigns by using ADVO’s national shared mail footprint, providing the combined entity with high incremental margin potential.”

We note that counsel for ADVO in this transaction also served as counsel to IBP in the litigation cited above. We are struck by the similarity between our situation and the IBP situation, where the buyer (Tyson) also came down with a case of “buyer’s remorse” and sought to avoid its contractual obligations to close. We are advised that it took only two-and-a-half months for IBP to obtain a final decree from the Delaware Court of Chancery requiring Tyson to close on the parties’ agreed-upon terms. In addition to suffering the public embarrassment of losing the litigation, Tyson (as the acquiring company) was in effect required to pay both sides’ legal fees and it lost valuable time that would have been better spent on integration of the two companies.

For Valassis to try to back out of its binding merger agreement less than two months after it was signed, on such a flimsy factual pretext in the face of compelling legal precedents on ADVO’s side, will raise substantial and lasting concerns among investors and the financial community generally regarding the credibility and competence of Valassis management. Unless Valassis’ Board promptly reaffirms its commitment to consummating the merger on the terms set forth in the merger agreement, it will likely become necessary for ADVO to provide supplemental disclosures to its stockholders under the federal proxy rules regarding Valassis’ apparent intention not to go forward with the merger agreement, and to take whatever other steps are appropriate to enforce ADVO’s rights.

We strongly believe that it is in the best interests of both parties to work together to complete a successful business combination of the two companies. The vision that Mr. Schultz articulated in his initial March 29th letter to our board – of creating the clear leader in the marketing services industry with a diversified platform with a much broader customer base with multiple distribution channels – is as valid today as it was in March. As his letter predicted, the synergy opportunities are even greater than Valassis had initially identified on its own; indeed, even greater than what Valassis expected at the time the merger agreement was signed. ADVO stands ready to continue to comply with its obligations under the merger agreement, and to discuss with Valassis the timing for the closing that will meet the interests and objectives of both parties.

Very truly yours,

/s/ S. Scott Harding	/s/ John Mahoney
S. Scott Harding	John Mahoney
Chief Executive Officer	Chairman of the Board

cc:	Board of Directors of ADVO, Inc.
Al Schultz
Amy S. Leder, Esq.

About ADVO

ADVO is the nation’s leading direct mail media company, with annual revenues of nearly $1.4 billion. Serving 17,000 national, regional and local retailers, the company reaches 114 million households, more than 90% of the nation’s homes, with its ShopWise® shared mail advertising.

The company’s industry-leading targeting technology, coupled with its unparalleled logistics capabilities, enable retailers seeking superior return on investment to target, version and deliver their print advertising directly to consumers most likely to respond.

Demonstrating ADVO’s effectiveness as a print medium, the company’s “Have You Seen Me? ®” missing child card, distributed with each ShopWise® package, is the most recognized mail in America. This signature public service program has been responsible for safely recovering 142 children. The program was created in partnership with the National Center for Missing & Exploited Children and the U.S. Postal Service in 1985.

ADVO employs 3,700 people at its 24 mail processing facilities, 33 sales offices and headquarters in Windsor, CT. The company can be visited online at www.ADVO.com.

CONTACTS:

Investors	Media
Chris Hutter	Pam Kueber
National Vice President, Finance	Vice President, Corporate Communications
ADVO, Inc.	ADVO, Inc.
(860) 285-6424	(860) 298-5797

Joele Frank / Eric Brielmann

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449